Exhibit 10.76

Executive Employment Agreement

February 16, 2018

Personal and Confidential

Koert VandenEnden
Vancouver, BC
Delivered by hand

Dear Koert:

Arbutus Biopharma Corporation (“Arbutus” or the “Company”) is pleased to offer you employment with the Company on the terms described below.

1.Position. You will hold the position of Interim Chief Financial Officer, and you will report to the Company’s President and CEO. Your duties and responsibilities will include (without limitation) those listed in Attachment A. By signing this letter agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.Effective Date of Agreement. The terms and conditions of this Agreement will have effect as and from February 16, 2018 and the Executive’s employment as Interim Chief Financial Officer will continue until terminated as provided for in this Agreement.

3.Base Salary. You will be paid a base salary at the rate of CDN $283,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.

4.Target Bonus. You will be eligible to be considered for an annual discretionary bonus of up to 30 percent of Base Salary (such bonus, the “Target Bonus”); which will be subject to the terms of the bonus plan and approval of the Company’s Board of Directors (the “Board”), in its sole discretion, on an annual basis. Any bonus payable during a partial year of the employment will be pro-rated. Payment of a bonus in any one year will not indicate the payment of a bonus in any other year.

5.Stock Option. Subject to the approval of the Board of Directors (the “Board”) or the Compensation Committee (the “Committee”) of Arbutus Biopharma Corporation and following the commencement of your Interim Chief Financial Officer assignment, you will be granted the option to purchase 25,000 shares of the Company’s Common Stock (the “Option”) under the Arbutus Omnibus Share Compensation Plan or any other equity plan (the “Plan”) as amended and approved by the Board from time to time. The Option will be subject to the terms and conditions set forth in the Plan and the Company’s standard form of stock option agreement.

6.Employee Benefits. For the term of this agreement, you will be eligible to participate in the employee benefit plans, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to

Exhibit 10.76

the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. You should note that the Company may modify or terminate benefits from time to time as it deems necessary or appropriate.

7.Vacation. You will be entitled to 20 business days of vacation time, in addition to public holidays and closures. Vacation entitlement, accrual and usage will be in accordance with Company policies and procedures, and are subject to change from time to time.

8.Confidentiality and Assignment of Inventions Agreement. You will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidentiality and Assignment of Inventions Agreement, a copy of which is attached hereto as Attachment B.

9.Employment Term. Your employment with the Company as Interim Chief Financial Officer will terminate on a date between September 30, 2018 and December 31, 2018, as mutually agreed between the Parties (the “Agreed Exit Date”).

10.Termination and Severance. In the event that you (A) remain employed at Arbutus until the Agreed Exit Date or (B) the Company terminates your employment for a reason other than (i) Cause (as defined below), (ii) Disability (as defined below) or (iii) death, (collectively, an “Involuntary Termination”), you will receive (1) eight (8) weeks’ of your then base salary plus (2) a portion of your Target Bonus for the year in which the termination occurs (the “Termination Year”) as pro-rated for your days of employment with the Company during the Termination Year; (3) a lump sum bonus of 20% of your then annual base salary; and (4) accelerated vesting of all stock options such that they are all vested on the agreed exit date and an extension of the exercise period for all stock options to twelve (12) months following the agreed exit date (collectively, (1), (2), (3) and (4) are the “Severance”), subject to applicable tax withholding, provided that you satisfy the Conditions (as defined herein) within the Deadline (as defined herein). The Severance will be paid in a lump sum within ten (10) business days following the last day of the Deadline, assuming the Release (as defined herein) is in effect and no longer revocable. The “Conditions” include (i) signing (without revoking) an effective general release of claims in the form (the “Release”) that will be provided to you by the Company within five (5) business days following your last day of employment with the Company and (ii) returning all Company property. The “Deadline” will be the date that is fourteen (14) days following the date that you receive the Release.

For purposes of this letter agreement, “Cause” will mean (a) your commission of a felony or any crime involving dishonesty, breach of trust or physical harm to any person; (b) your engagement in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (c) your material breach of this letter agreement; (d) your willful refusal to implement or follow a lawful policy or directive of the Company; (e) your engagement in gross misconduct, including any pattern of failure to perform your job duties in a diligent and professional manner; or (f) your violation of any term in the Confidentiality and Assignment of Inventions Agreement or your

Exhibit 10.76

willful and unauthorized use or disclosure of the Company’s Confidential Information (as defined in the Confidentiality and Assignment of Inventions Agreement) or trade secrets.

For purposes of this letter agreement, “Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of one hundred twenty (120) consecutive days because of your physical or mental impairment. In the event there is a dispute as to whether or not you have a Disability, said determination will be made by a neutral individual, mutually acceptable to you and to Company, with the appropriate qualifications to make such a determination.

It is agreed that the terms of this letter agreement will satisfy any and all obligations the Company has to provide you with notice or pay in lieu of notice of termination of employment under the British Columbia Employment Standards Act.

11.Outside Activities. While you render services to the Company, you agree that you will not, without the written consent of the Company, engage in any business activity that would interfere with your duties to the Company or engage in any other employment or consulting activity. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

12.Non-Solicitation Restrictions. In consideration of your employment with the Company and your receipt of the compensation now and hereafter paid to you by the Company and your receipt of the Company’s Confidential Information, you agree that during the term of your employment with the Company and for a period of six (6) months immediately following the termination of such employment for any reason, whether with or without Cause, you will not, directly or indirectly, (a) solicit, induce or entice or attempt to solicit, induce or entice any of the Company’s employees or consultants to terminate their relationship with the Company; (b) solicit, induce or encourage any Contact (as defined below) to curtail or cease its relationship with the Company for any purpose that is competitive with the Company; (c) accept (or procure or assist the acceptance of) any business from a Contact if such business is competitive with the Company; or (d) supply (or procure or assist the supply of) any goods or services to any Contact for any purpose which you know or have reason to know is competitive with the Company. “Contact” will mean any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company (or of its partners, funders or affiliates) with whom you dealt or otherwise became aware of during the term of your employment in any capacity with the Company.

13.Regulatory Compliance; Cooperation; Non-Disclosure.

(a)Regulatory Compliance. You represent and warrant that you have never been (i) under investigation for debarment or debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335(a), as amended, or any similar state law or regulation or (ii) disqualified or restricted by the FDA pursuant to 21 C.F.R. 312.70 or any other regulatory authority. During your employment, you represent and warrant that you will provide immediate written notice to

Exhibit 10.76

the Company regarding any notice or other information related to (i) a pending or prospective investigation of you for debarment or debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335(a), as amended, or any similar state law or regulation or (ii) a pending or prospective disqualification or restriction of you by the FDA pursuant to 21 C.F.R. 312.70 or any other regulatory authority. Upon the delivery of such written notice, you will reasonably cooperate with the Company in connection with the foregoing.

(b)Litigation and Regulatory Cooperation. During and after your employment with the Company, you will reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that took place while you were employed by the Company. Your reasonable cooperation in connection with such claims or actions includes, but is not limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment with the Company, you will also reasonably cooperate with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that took place while you were employed by the Company. The Company will compensate you for your time spent, and reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 17(b).

(c)Non-Disclosure. You will use your reasonable efforts to maintain the confidentiality of the terms of this letter agreement, but you may disclose the terms of this letter agreement to your immediate family members and to your legal, tax and other advisors.

14.Withholding and Required Deductions. All forms of compensation referred to in this letter agreement are subject to all withholding and any other deductions required by applicable law.

15.Entire Agreement and Governing Law. With the exception of the March 5, 2018 letter from Arbutus to you, this letter agreement supersedes and replaces any prior or contemporaneous understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter agreement. This letter agreement will be governed by and construed according to the laws of the Province of British Columbia, Canada.

16.Counterparts. This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Execution of a facsimile or scanned image will have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image will be deemed an original and valid signature.

17.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or

Exhibit 10.76

Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

If you wish to accept this offer, please sign and date the enclosed duplicate original of this letter agreement and the enclosed Confidentiality and Assignment of Inventions Agreement and return them to me.

Very truly yours,

ARBUTUS BIOPHARMA, CORP.

/s/ Mark Murray__
Mark J. Murray, President and CEO

ACCEPTED AND AGREED:
KOERT VandenEnden
/s/ Koert VandenEnden
(Signature)

March 6, 2018
Date

Enclosure:
Attachment A: Duties and Responsibilities
Attachment B: Confidentiality and Assignment of Inventions Agreement

Exhibit 10.76

ATTACHMENT A

DUTIES AND RESPONSIBILITIES

Responsibilities:

•	Plan, develop, organize, implement, direct and evaluate the organization's fiscal function.

•	Participate and contribute in the strategic planning, establishment of financial objectives.

•	Assure that stable, well-developed and secure financial systems are in place.

•
Participate in the development of the corporation's plans and programs as a strategic partner. Evaluate and advise on the impact of long range planning, introduce new programs/strategies and regulatory action.

•	Enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the corporation.

•
Establish credibility throughout the organization as an effective developer of solutions to business challenges. Must play a key role on the senior management team and serve as a business confidant and partner to the President and CEO.

•
Manage all aspects of public company requirements, such as SEC reporting, Sarbanes-Oxley internal control assessment, stock exchange rules, board and committee activities, shareholder reporting, and annual meetings.

Exhibit 10.76

ATTACHMENT B

CONFIDENTIALITY
AND ASSIGNMENT OF INVENTIONS AGREEMENT
THIS AGREEMENT (this “Agreement”) dated for reference the 16th day of February, 2018.
BETWEEN:
ARBUTUS BIOPHARMA CORPORATION
(the “Company”), a company incorporated under the laws of British Columbia with offices at 100 - 8900 Glenlyon Parkway, Burnaby, British Columbia fax: (604) 419-3201
AND:
Koert VandenEnden (the “Executive”), of Vancouver, British Columbia, Canada
WHEREAS:
A.    The Company is in the business of acquiring, inventing, developing, discovering, adapting and commercializing inventions, methods, processes and products in the fields of chemistry, biochemistry, biotechnology and pharmaceuticals; and
B.    In connection with the employment of the Executive by the Company, the parties desire to establish the terms and conditions under which the Executive will (i) receive from and disclose to the Company proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; and (iii) assign to the Company all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by the Executive over the course of his work during his employment with the Company, as set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the employment of the Executive by the Company and the payment by the Company to the Executive of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Exhibit 10.76

1.	INTERPRETATION

1.1        Definitions. In this Agreement:

(a)
“Affiliate” means, in respect of the Company, a company or other entity which directly or indirectly controls, is controlled by, or is under common control with, the Company. For the purposes of this definition, “control” means direct or indirect beneficial ownership of a greater than 50% interest in the income of such company or entity or such other relationship as, in fact, constitutes actual control. For greater certainty, without limiting the generality of the foregoing, Protiva Biotherapeutics Inc., Protiva Biotherapeutics (USA) Inc. and Arbutus Biopharma Inc. are Affiliates of the Company.

(b)	“Business” or “Business of the Company” means:

(i)	researching, developing, producing and marketing any treatment for hepatitis B virus infection in humans; or

(ii)
any other treatment area in which the Company has an active research and development program on the date the Executive’s employment with the Company terminates and in connection with which the Executive directly provided service or had direct supervisory responsibilities.

(c)
“Confidential Information” shall mean all information, knowledge, or data, whether in written, oral, electronic or other form, relating to the Business of the Company, whether or not conceived, originated, discovered or developed in whole or in part by the Executive, that is not generally known to the public or to other persons who are not bound by obligations of confidentiality and:

(i)	from which the Company or its Affiliates derive economic value, actual or potential, from the information not being generally known; or

(ii)	in respect of which the Company or its Affiliates otherwise have a legitimate interest in maintaining secrecy;

and which, without limiting the generality of the foregoing, shall include:

(iii)
all proprietary information licensed to, acquired, used or developed by the Company and its Affiliates in its research and development activities (including but not restricted to the research and development of RNA interference drugs and delivery technology), other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(iv)
all information relating to the Business of the Company, and to all other aspects of the structure, personnel and operations of the Company and its Affiliates, including financial, clinical, regulatory, marketing, advertising and commercial

Exhibit 10.76

information and strategies, customer lists, compilations, agreements and contractual records and correspondence; programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that is not generally known and items provided or disclosed to the Company or its Affiliates by third parties subject to restrictions on use or disclosure;

(v)
all know-how relating to the Business of the Company, including all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(vi)
all information relating to the businesses of competitors of the Company or its Affiliates, including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;

(vii)	all information provided to the Company or its Affiliates by their agents, consultants, lawyers, contractors, licensors or licensees and relating to the Business of the Company; and

(viii)
all information relating to the Executive’s compensation and benefits, including his salary, vacation, stock options, rights to continuing education, perquisites, severance notice, rights on termination and all other compensation and benefits, except that he shall be entitled to disclose such information to his bankers, advisors, agents, consultants and other third parties who have a duty of confidence to him and who have a need to know such information in order to provide advice, products or services to him.

All Work Product shall be deemed to be the Company’s Confidential Information.

(d)
“Effective Date” means the 16th day of February, 2018 being the date that the Executive started working at the Company as Interim Chief Financial Officer, as indicated in his employment agreement with the Company.

(e)
“Intellectual Property” is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary rights or interests, recognized currently or in future, in and to any Inventions, including, without limitation, rights and interests in and to the following:

(i)	knowledge, know-how and its embodiments, including trade secret information;

(ii)	patents in inventions, and all applications therefor;

Exhibit 10.76

(iii)
copyrights in artistic, literary, dramatic, musical, and neighbouring works, copyrightable works of authorship including technical descriptions for products, user guides, illustrations, advertising materials, computer programs, source code and object code, and all applications therefor;

(iv)	trademarks, service marks, tradenames, business names and domain names and all applications therefor;

(v)	industrial designs and all other industrial or intellectual property and all applications therefor; and

(vi)	all goodwill connected with the foregoing.

(f)
“Inventions” shall mean any and all inventions, discoveries, developments, enhancements, improvements, concepts, formulas, designs, processes, ideas, writings and other works, whether or not reduced to practice, and whether or not protectable under patent, copyright, trade secret or similar laws.

(g)
“Work Product” shall mean any and all Inventions and possible Inventions relating to the Business of the Company and which the Executive may make or conceive, alone or jointly with others, during his involvement in any capacity with the Company, whether during or outside his regular working hours, except those Inventions made or conceived by the Executive entirely on his own time that do not relate to the Business of the Company and do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, from or through his involvement in any capacity with the Company.

2.	CONFIDENTIALITY

2.1        Prior Business Confidential Information. The Executive represents and warrants to the Company that the Executive has not brought or used, and the Executive covenants and agrees that the Executive will not use or bring to the Company any confidential information of any kind whatsoever of any prior party (the “Prior Business”) with whom the Executive was previously involved, whether such involvement was as an employee, director or officer of that Prior Business, an investor in that Prior Business, a partner in that Prior Business, a consultant to that Prior Business or other relationship to that Prior Business (the “Prior Involvement”). The Company and the Executive acknowledge and agree that the Company is not employing the Executive to obtain confidential information relating to any Prior Involvement and the Executive acknowledges that the Company has advised the Executive to comply with any and all legal obligations the Executive may have to such Prior Business. The Executive covenants and agrees to hold the Company harmless from any and all claims and damages of any kind whatsoever that the Company may suffer as a result of any breach by the Executive of his obligations to such Prior Business in that regard.

(a)Basic Obligation of Confidentiality. The Executive hereby acknowledges and agrees that in the course of his involvement with the Company, the Company may disclose to him or he may otherwise have access or be exposed to Confidential Information. The Company hereby agrees to provide such access to the Executive and the Executive hereby agrees to receive and

Exhibit 10.76

hold all Confidential Information on the terms and conditions set out in this Agreement. Except as otherwise set out in this Agreement, the Executive will keep strictly confidential all Confidential Information and all other information belonging to the Company that he acquires, observes or is informed of, directly or indirectly, in connection with his involvement, in any capacity, with the Company both during and after the term of his employment in any capacity with the Company.

2.3        Fiduciary Capacity. The Executive will be and act toward the Company and its Affiliates as a fiduciary in respect of the Confidential Information.

2.4        Non-disclosure. Except with the prior written consent of the Company, the Executive will not at any time, either during or after his involvement in any capacity with the Company;

(a)    use or copy any Confidential Information or recollections thereof for any purpose other than the performance of his duties for the benefit of the Company and its Affiliates;

(b)
publish or disclose any Confidential Information or recollections thereof to any person other than to employees of the Company and its Affiliates who have a need to know such Confidential Information in the performance of their duties for the Company or its Affiliates;

(c)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement; or

(d)
permit or cause any Confidential Information to be stored off the premises of the Company, including permitting or causing such Confidential Information to be stored in electronic format on personal computers, except in accordance with written procedures of the Company, as amended from time to time in writing.

2.5        Taking Precautions. The Executive will take all reasonable precautions necessary or prudent to prevent material in his possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.

2.6        The Company’s Ownership of Confidential Information. As between the Executive and the Company, the Company shall own all right, title and interest in and to the Confidential Information, whether or not created or developed by the Executive.

2.7        Control of Confidential Information and Return of Information. All physical materials produced or prepared by the Executive containing Confidential Information, including, without limitation, records, devices, computer files, data, notes, reports, proposals, lists, correspondence, specifications, drawings, plans, materials, accounts, reports, financial statements, estimates and all other materials prepared in the course of his responsibilities to or for the benefit of the Company or its Affiliates, together with all copies thereof (in whatever medium recorded), shall belong to the Company, and the Executive will promptly turn over to the Company’s possession every original and copy of any and all such items in his possession or control upon request by the Company. If the material is such that it cannot reasonably be delivered, upon request from the Company, the Executive will provide reasonable evidence that such materials have been destroyed, purged or erased.

Exhibit 10.76

2.8        Purpose of Use. The Executive agrees that he will use Confidential Information only for purposes authorized or directed by the Company.

2.9        Exemptions. The obligations of confidentiality set out in this Article 2 will not apply to any of the following:

(a)    information that is already known to the Executive, though not due to a prior disclosure by the Company or its Affiliates or by a person who obtained knowledge of the information, directly or indirectly, from the Company or its Affiliates;

(b)    information disclosed to the Executive by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the information, directly or indirectly, from the Company or its Affiliates;

(c)    information that is developed by the Executive independently of Confidential Information received from the Company or its Affiliates and such independent development can be documented by the Executive;

(d)    other particular information or material which the Company expressly exempts by written instrument signed by the Company;

(e)	information or material that is in the public domain through no fault of the Executive; and

(f)	information required by operation of law, court order or government agency to be disclosed, provided that:

(i)
in the event that the Executive is required to disclose such information or material, upon becoming aware of the obligation to disclose, the Executive will provide to the Company prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(ii)	if the Company agrees that the disclosure is required by law, it will give the Executive written authorization to disclose the information for the required purposes only;

(iii)	if the Company does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(iv)
if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, the Executive will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

Exhibit 10.76

3.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

3.1        Notice of Invention. The Executive agrees to promptly and fully inform the Company of all Work Product, whether or not patentable, throughout the course of his involvement, in any capacity, with the Company and from which there is a reasonable basis to believe that Intellectual Property may be derived therefrom, whether or not developed before or after execution of this Agreement. On his ceasing to be employed by the Company for any reason whatsoever, the Executive will immediately deliver up to the Company all Work Product.

3.2        Assignment of Rights. Subject only to the exceptions set out in Exhibit I attached to this Agreement, the Executive will assign, and does hereby assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, all of his right, title and interest in and to all Work Product, including all Intellectual Property rights therein. To the extent that the Executive retains or acquires legal title to any such Intellectual Property rights and interests, the Executive hereby declares and confirms that such legal title is and will be held by him only as trustee and agent for the Company or the Company’s designee. The Executive agrees that the Company’s rights hereunder shall attach to all Intellectual Property rights in his Work Product, notwithstanding that it may be perfected or reduced to specific form after he has terminated his relationship with the Company. The Executive further agrees that the Company’s rights hereunder are worldwide rights and are not limited to Canada, but shall extend to every country of the world.

3.3        Moral Rights. Without limiting the foregoing, the Executive hereby irrevocably waives any and all moral rights arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that he may have with respect to all Work Product, and agrees never to assert any moral rights which he may have in the Work Product, including, without limitation, the right to the integrity of the Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and the Executive further confirms that the Company may use or alter any Work Product as the Company sees fits in its absolute discretion.

3.4        Goodwill. The Executive hereby agrees that all goodwill he has established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of the Company relating to the Business of the Company (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall, as between the Executive and the Company, be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.

3.5        Assistance. The Executive hereby agrees to reasonably assist the Company, at the Company’s request and expense, in:

(a)
making patent applications for all Work Product, including instructions to lawyers and/or patent agents as to the characteristics of the Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of the Company for such applications;

Exhibit 10.76

(b)	making applications for all other forms of Intellectual Property registration relating to all Work Product;

(c)	prosecuting and maintaining the patent applications and other Intellectual Property relating to all Work Product; and

(d)	registering, maintaining and enforcing the patents and other Intellectual Property registrations relating to all Work Product.

If the Company is unable for any reason to secure the Executive’s signature with respect to any Work Product including, without limitation, to apply for or to pursue any application for any patents or copyright registrations covering such Work Product, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Work Product with the same legal force and effect as if executed by him.

3.6        Assistance with Proceedings. The Executive further agrees to reasonably assist the Company, at the Company’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to Intellectual Property or applications for registration thereof.

3.7        Commercialization. The Executive understands that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due or payable to him as a result of the Company’s efforts to commercialize or market any such Work Product.

3.8        Prior Business Intellectual Property. The Executive represents and warrants to the Company that he has not brought or used, and the Executive covenants and agrees that he will not use or bring to the Company any Intellectual Property of any kind whatsoever of any Prior Business with whom the Executive had a Prior Involvement or any Intellectual Property directly owned by the Executive. The Company and the Executive acknowledge and agree that the Company is not employing the Executive to obtain Intellectual Property relating to any Prior Involvement and the Executive acknowledges that the Company has advised the Executive to comply with any legal obligations the Executive may have to such Prior Business. The Executive covenants and agrees to hold the Company harmless from any and all claims and damages of any kind whatsoever that the Company may suffer as a result any breach by the Executive of his obligations to such Prior Business in that regard.

3.9        Prior Inventions. In order to have them excluded from this Agreement, the Executive has set forth on Exhibit I attached to this Agreement a complete list of all Inventions for which a patent application has not yet been filed that he has, alone or jointly with others, conceived, developed or reduced to practice prior to the execution of this Agreement to which he has any right, title or interest, and which relate to the Business of the Company. If such list is blank or no such list is attached, the Executive represents and warrants that there are no such prior Inventions.

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4.	GENERAL

4.1        Term. Subject to Section 4.10, the term of this Agreement is from the Effective Date and terminates on the date that the Executive is no longer working at or for the Company in any capacity.

4.2        No Conflicting Obligations. The Executive hereby represents and warrants that he has no agreements with or obligations to any other person with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement, except as disclosed in Exhibit I attached to this Agreement.

4.3        Publicity. The Executive shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding any Work Product or any Confidential Information.

4.4        Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

4.5        Notices. All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with receipt confirmed in writing) to the parties at the addresses on page 1 of this Agreement. Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this section.

4.6        Equitable Remedies. The Executive understands and acknowledges that if he breaches any of his obligations under this Agreement, that breach may give rise to irreparable injury to the Company for which damages are an inadequate remedy. In the event of any such breach by the Executive, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

4.7        Non-Waiver. Failure on the part of either party to complain of any act or failure to act of the other of them or to declare the other party in default of this Agreement, irrespective of how long such failure continues, will not constitute a waiver by such party of their rights hereunder or of the right to then or subsequently declare a default.

4.8        Severability. In the event that any provision or part of this Agreement is determined to be void or unenforceable in whole or in part, the remaining provisions, or parts thereof, will be and remain in full force and effect.

4.9        Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all agreements, understandings, warranties or representations of any kind, written or oral, express or implied, including any relating to the nature of the position or its duration, and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claim or demands whatsoever under or in respect of any agreement.

Exhibit 10.76

4.10        Survival. Notwithstanding the expiration or early termination of this Agreement, the provisions of Article 1, Article 2 (including the obligations of confidentiality and to return Confidential Information, which shall endure, with respect to each item of Confidential Information, for so long as those items fall within the definition of Confidential Information), Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.8 and Article 4 shall survive any expiration or early termination of this Agreement.

4.11        Modification of Agreement. Any modification of this Agreement must be in writing and signed by both the Company and the Executive or it will have no effect and will be void.

4.12        Governing Law. This Agreement will be governed by and construed according to the laws of the Province of British Columbia, Canada.

4.13        Independent Legal Advice. The Executive agrees that he has obtained or has had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that he has read, understands, and agrees to be bound by all of the terms and conditions contained herein.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and year first above written.

SIGNED, SEALED AND DELIVERED by Koert VandenEnden in the presence of: /s/ Koert VandenEnden	/s/ Koert VandenEnden
/s/ Victoria Currie	Koert VandenEnden
Witness Signature Victoria Currie
Witness Name 8900 Glenlyon Parkway, Burnaby BC
Witness Address Manager, Human Resources Operations
Witness Occupation
ARBUTUS BIOPHARMA CORPORATION

Per:    /s/ Mark Murray
Mark J. Murray

Exhibit 10.76

EXHIBIT I
to Confidentiality and Assignment of Inventions Agreement
EXCLUSIONS FROM WORK PRODUCT

[To be completed as applicable]